UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 1, 2008
SUNAIR SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-04334	59-0780772

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
595 South Federal Highway
Suite 500
Boca Raton, FL 33432
(Address of Principal Executive Office) (Zip Code)
(561) 208-7400
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 1, 2008 (the “Effective Date”), Sunair Services Corporation (the “Company,” “we” or “us”) entered into an employment agreement with Edward M. Carriero, Jr., its Chief Financial Officer. Under his employment agreement, Mr. Carriero will receive an annual salary for $165,000 per year. He may receive increases in his annual salary and annual bonuses, as determined by the Company’s Compensation Committee in its sole discretion. Mr. Carriero is entitled to participate in any bonus plan, incentive compensation program, incentive stock option or other employee benefits of the Company which are available to other similar situated executives of the Company, as determined by the Compensation Committee. His employment agreement contains customary confidentiality and non-competition provisions.
     Mr. Carrieros’ employment agreement is for a term of two years from the Effective Date, unless otherwise terminated as specified therein. If we terminate Mr. Carriero’s employment agreement without good cause or Mr. Carriero terminates his employment agreement with good cause, we are required to pay Mr. Carriero a severance payment equal to one years salary. Upon a change in control, all options previously granted to Mr. Carriero will automatically vest and if he terminates his employment with us for good cause within one year after a change in control, he will be entitled to one year of severance payments.
     The foregoing description of Mr. Carriero’s employment agreement is qualified in its entirety by reference to his employment agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit	Description

10.1	Employment Agreement dated August 1, 2008 between Sunair Services Corporation and Edward M. Carriero, Jr.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUNAIR SERVICES CORPORATION
Date: August 7, 2008	By:	/s/ Jack I. Ruff
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated August 1, 2008 between Sunair Services Corporation and Edward M. Carriero, Jr.